Exhibit 99.1

[CIT Logo]

                   CIT CHANGES FISCAL YEAR-END TO DECEMBER 31

LIVINGSTON, NJ - November 05, 2002 -- CIT Group Inc. (NYSE: CIT) today announced its Board of Directors has approved the change of its fiscal year-end from September 30 to December 31.

The change returns CIT to its historical year-end, and is in-line with other financial services companies and is consistent with the Company's annual budget, planning and incentive compensation review processes.

The change will result in a fiscal year covering the period from October 1, 2002 through December 31, 2002. Financial reporting for the fiscal period from October 1, 2001 through September 30, 2002, including the filing of CIT's Form 10K, is unaffected by this change.

About CIT Group Inc.
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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Company Contact:  Yvette Rudich
                  Director of Corporate Communications
                  CIT Group Inc.
                  (973) 597-2095
                  Yvette.Rudich@cit.com

Investor Contact: Valerie L. Gerard
                  Vice President, Investor Relations
                  CIT Group Inc.
                  (973) 422-3284
                  Valerie.Gerard@cit.com